SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                           Sun Company, Inc.
  ---------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

               Donald J. Ainsworth (Sun Company, Inc.);
         Tom Roch (Allen, Lane and Scott (Third Party Filer))
  ---------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:
    __________________________________________________________________

    2)  Aggregate number of securities to which transaction applies:
    __________________________________________________________________

    3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    __________________________________________________________________

    4)  Proposed maximum aggregate value of transaction:
    __________________________________________________________________

    5)  Total fee paid:

    __________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous
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     1)  Amount Previously Paid:
     __________________________________________________
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     __________________________________________________
     4)  Date Filed:
     __________________________________________________

SUNOCO [LOGO]

SUN COMPANY, INC.
Ten Penn Center
1801 Market Street
Philadelphia, PA  19103-1699


                          ------------------------
                          NOTICE OF ANNUAL MEETING
                          ------------------------


The 1995 Annual Meeting of Shareholders of Sun Company, Inc. will be held in the Auditorium of The Academy of Natural Sciences, 1900 Benjamin Franklin Parkway, Philadelphia, PA 19103 on Thursday, May 4, 1995 at 9:30 a.m., for the following purposes:

    1. To elect a Board of Directors;

    2. To act upon the appointment of independent accountants;

    3. To act upon an amendment to the articles of incorporation and bylaws; and

    4. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 13, 1995 will be entitled to vote at the 1995 Annual Meeting or any adjournments thereof.

                                    By Order of the Board of Directors

                                    /s/ DONALD J. AINSWORTH

                                    DONALD J. AINSWORTH
                                    Corporate Secretary

March 15, 1995

                           TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Proxy Statement ....................................................   1
Proxy/Voting Instruction Card ......................................   1
Voting Securities ..................................................   1
Common Stock Ownership of Principal Beneficial Owners ..............   2
Election of Directors ..............................................   2
    Litigation Involving Directors .................................   5
Information Concerning the Board of Directors ......................   5
    Board Meetings and Committees ..................................   5
    Directors' Compensation ........................................   5
Beneficial Ownership of Common Stock ...............................   7
Executive Compensation .............................................   7
    Compensation Committee Report ..................................   7
    Compensation Committee Interlocks and Insider Participation ....  10
    Summary Compensation ...........................................  11
    Option Grants ..................................................  14
    Option/AAR Exercises and Year-End Values .......................  15
    Pension Plan Table .............................................  15
    Special Employee Severance Plan and Arrangement ................  15
Stock Performance Graphs ...........................................  16
Relationship with Independent Accountants ..........................  17
Proposed Amendment to the Articles of Incorporation and Bylaws .....  17
    Position of the Board of Directors .............................  18
    Exhibit A ......................................................  18
    Exhibit B ......................................................  19
Shareholder Nominations and Proposals for the 1996 Annual Meeting ..  19
Solicitation of Proxy/Voting Instruction Cards .....................  19
Other Business .....................................................  20
Map ................................................................  21

PROXY STATEMENT

This proxy statement is furnished to shareholders of Sun Company, Inc. (the "Company" or "Sun") in connection with the solicitation, by the Board of Directors (the "Board"), of proxy/voting instruction cards ("proxy cards") to be used at the 1995 Annual Meeting of Shareholders to be held on May 4, 1995, or any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this proxy statement and the accompanying proxy card is March 15, 1995.

PROXY/VOTING INSTRUCTION CARD

The enclosed proxy card appoints proxies and attorneys-in-fact as indicated therein for record holders of Sun common stock, $1 par value, ("Common Stock") and also serves as the voting instruction from the plan participants to the trustee of the Sun Company, Inc. Capital
Accumulation Plan ("SunCAP").

THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT EACH SHAREHOLDER IS ELIGIBLE TO VOTE AS OF THE FEBRUARY 13, 1995 RECORD DATE IS REPRESENTED AS A SINGLE NUMBER ON THE RIGHT SIDE OF THE PROXY CARD. THIS TOTAL NUMBER INCLUDES ANY SHARES OWNED THROUGH SUNCAP AND THE SUN COMPANY, INC. DIVIDEND REINVESTMENT PLAN ("DIVIDEND REINVESTMENT PLAN").

If proxy cards covering shares in SunCAP are not returned or are returned signed but with no or an unclear voting designation, according to the terms of the plan, the trustee will vote the shares in the same proportion as the shares for which clearly designated instructions have been received from other participants in the plan.

The trustee of the Dividend Reinvestment Plan has certified to the independent proxy tabulation agent that certain shares of Common Stock registered in its name are held for the accounts of specified beneficial owners. Pursuant to the bylaws of the Company, for purposes of notice and voting at the Annual Meeting, the beneficial owners of Dividend Reinvestment Plan shares are deemed to be the record holders of the number of shares specified next to their name in the certification.
Such shares are included on the proxy card as shares of Common Stock of which the respective beneficial owners are record holders.

If a record holder of Common Stock returns the proxy card signed, but with no or an unclear voting designation, the proxies and attorneys-in-fact will vote for items (1), (2) and (3), as more fully described in this proxy statement.

Shareholders who return properly signed and dated proxy cards will have the number of shares of Common Stock represented by such proxy cards counted as "present" for purposes of establishing a quorum. Any shareholder who returns the proxy card but who does not desire to vote and wishes to record this fact may abstain from voting by marking the appropriate space on the proxy card. However, proxy cards marked as abstaining (including proxy cards containing broker non-votes) will be counted as present for purposes of establishing a quorum. In certain cases where a shareholder fails to return a proxy card for shares of Common Stock held in brokerage accounts, a broker is permitted to submit the proxy card on behalf of such shareholder to cast votes for or against director nominees or independent accountants. A broker non-vote occurs when a broker is prohibited by law from exercising discretionary authority on behalf of the shareholder to vote for or against a proposal. Sun is a Pennsylvania corporation and pursuant to Pennsylvania law and the Company's bylaws, the terms, "voting" or "casting a vote," do not include either the act of abstaining or failing to vote. Thus, abstentions and broker non-votes are not counted either in the tally of votes "for" or "against" a director nominee or proposal. A "withheld" vote is the equivalent of an abstention.

Any shareholder returning a proxy card to the independent proxy tabulation agent may revoke it at any time before it is exercised by providing written notice of revocation or by executing a proxy card bearing a later date. In addition, voting in person at the Annual Meeting will be effective to revoke a previously submitted proxy card.

The Company utilizes a confidential voting procedure whereby all proxy cards and ballots are returned to an independent tabulation agent and handled in a manner that protects shareholder voting privacy. No such vote or instruction shall be disclosed by the independent tabulation agent except: to permit such agent to tabulate and certify the vote; as necessary to meet any legal requirements; and in limited circumstances such as a proxy contest in opposition to the Board.

VOTING SECURITIES

On February 13, 1995, the record date for voting at the Annual Meeting, the Company had outstanding 106,941,184 shares of Common Stock. Every shareholder is entitled to one vote for each share of Common Stock registered (or deemed registered under SunCAP or the Dividend Reinvestment Plan) in the shareholder's name at the close of business on February 13, 1995. Approval of the three matters scheduled to be presented for vote by the shareholders at the Annual Meeting will require a majority of shares present, in person or represented by proxy, at the meeting and entitled to vote thereon.

COMMON STOCK OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS

The following shareholders were the only beneficial owners known by the Company to hold more than five percent of its outstanding Common Stock as of December 31, 1994:


                                            SHARES OF             PERCENT OF
                                             COMMON              COMMON STOCK
NAME, ADDRESS AND NATURE OF OWNERSHIP         STOCK               OUTSTANDING
- -------------------------------------      ----------            ------------
The Glenmede Trust Company,
  Trustee of The Pew Memorial Trust .....  10,134,747                 9.5
One Liberty Place
1650 Market Street, Suite 1200
Philadelphia, PA 19103

The Glenmede Trust Company,
  Fiduciary and Co-Fiduciary for a
  number of other trusts and estates ....   6,219,527                 5.8
One Liberty Place
1650 Market Street, Suite 1200
Philadelphia, PA 19103

Mellon Bank Corporation .................   5,635,113                 5.3
One Mellon Bank Center
Pittsburgh, PA 15258

The Glenmede Trust Company ("Glenmede") has sole voting and investment power with respect to all shares held as Trustee of The Pew Memorial Trust. Voting power is shared with respect to 1,033,287 shares and investment power is shared with respect to 1,206,779 shares held by Glenmede as Fiduciary and Co-Fiduciary for a number of other trusts and estates.

The information contained herein relating to Mellon Bank Corporation was obtained from a Schedule 13G received by the Company in February 1995. Mellon Bank Corporation has sole voting power with respect to 592,000 shares, shared voting power with respect to 5,034,113 shares, sole investment power with respect to 572,000 shares, and shared investment power with respect to 80,000 shares. Included in the foregoing are shares held by Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, which is the record holder of 4,983,113 shares of Common Stock as trustee of SunCAP. Mellon Bank Corporation has disclaimed beneficial ownership of all shares that have been allocated to the individual accounts of participants in SunCAP for which voting instructions have been received and followed.

ELECTION OF DIRECTORS

The Board proposes that the proxy cards will be voted for the election of the 12 nominees listed below to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified. All nominees are currently directors and their terms will expire when directors are elected at the 1995 Annual Meeting.

Although the Board does not expect the contingency to occur, if any nominee were unable to stand for election, the Board may nominate and the persons named on the proxy card as proxies and attorneys-in-fact may vote for a substitute or, alternatively, the Board may reduce its size.

Thomas W. Langfitt and R. Anderson Pew are directors of Glenmede.
Dr. Langfitt is also President and Chief Executive Officer, and Mr. Albert
E. Piscopo is Executive Vice President and Chief Operating Officer of Glenmede. Dr. Langfitt and Messrs. Pew and Piscopo have advised that they have no arrangement or understanding with respect to the manner in which they will exercise their duties as directors of the Company, if elected. There is no arrangement or understanding with Sun granting to Glenmede the right to representation on the Company's Board.


   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND
   |          |       PRESIDENT OF THE COMPANY.  Mr. Campbell, age 57, joined
   |          |       the Company in 1960.  He was elected Chairman of the
   |          |       Board in May 1992 and has been Chief Executive Officer
   |          |       and President since 1991.  Previously, Mr. Campbell had
   |----------|       been an Executive Vice President since 1988, and a Group
Robert H. Campbell    Vice President since 1983.  Mr. Campbell is also a
      1988            director of CIGNA Corporation.

   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION CAMP
   |          |       CORPORATION.  Mr. Cartledge, age 65, retired as Chairman
   |          |       and Chief Executive Officer of Union Camp Corporation in
   |          |       June 1994, a position he had held since 1986.  He was
   |          |       President and Chief Operating Officer of Union Camp
   |----------|       Corporation from 1984 to 1986 and has been one of its
Raymond E. Cartledge  directors since 1983.  Mr. Cartledge is also a director
       1990           of Blount, Inc.; Delta Air Lines, Inc.; NationsBank
                      Corporation; and Savannah Foods.

   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, RHONE-POULENC
   |          |       RORER INC.  Mr. Cawthorn, age 59, assumed his present
   |          |       position in 1990 and held the additional position of
   |          |       President from 1990 to November 1993.  He had been
   |          |       Chairman, President and Chief Executive Officer of Rorer
   |----------|       Group Inc. (now known as Rhone-Poulenc Rorer Inc.)
Robert E. Cawthorn    since 1988, and has been one of its directors since
       1989           1984.  Mr. Cawthorn is also a director of Applied Immune
                      Sciences, Inc. and The Vanguard Group of Investment
                      Companies.

   |----------|       DIRECTOR OF THE COMPANY.  Mrs. Evans, age 65, is a
   |          |       director of Baxter International Inc.; Delta Air Lines,
   |          |       Inc.; Household International, Inc.; Saint-Gobain Corp.;
   |          |       Scudder New Europe Fund; and The Dun & Bradstreet
   |          |       Corporation.  In addition, she is a member of the
   |----------|       advisory board of Morgan Stanley, Inc. and a trustee of
  Mary J. Evans       several AARP trusts.  Mrs. Evans was a director of
       1980           AMTRAK from 1974 to 1980, serving as Vice Chairman from
                      1974 until 1979.

   |----------|       DEAN, THE WHARTON SCHOOL OF THE UNIVERSITY OF
   |          |       PENNSYLVANIA.  Dr. Gerrity, age 53, assumed his present
   |          |       position in 1990.  Previously, he had served as
   |          |       President of CSC Consulting and Vice President of
   |          |       Computer Science Corp. since 1989; and Chairman and
   |----------|       Chief Executive Officer of Index Group, Inc. from 1969
Thomas P. Gerrity     to 1989.  From 1969 to 1986, he also served as President
       1990           of Index Group, Inc.  Dr. Gerrity is also a director of
                      Digital Equipment Corporation; Reliance Group Holdings,
                      Inc.; Technology Leaders L.P.; and The Federal National
                      Mortgage Association.

   |----------|       PRESIDENT AND CHIEF EXECUTIVE OFFICER, QUANTERRA
   |          |       INCORPORATED.  Mr. Kaiser, age 52, assumed his present
   |          |       position in June 1994.  Quanterra succeeded to the
   |          |       environmental analytical services division of
   |          |       International Technology Corporation and Enseco, a unit
   |----------|       of Corning Incorporated, for which Mr. Kaiser had been
 James G. Kaiser      President and Chief Executive Officer since June 1992.
       1993           He had served as Senior Vice President and General
                      Manager of Corning's Technical Products Division and
                      Latin America/Asia Pacific Exports Group since 1984.
                      Mr. Kaiser is also a director of the International
                      Association of Environmental Testing Laboratories; The
                      Stanley Works; and Quanterra Incorporated.

   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNION CARBIDE
   |          |       CORPORATION.  Mr. Kennedy, age 62, has been Chairman
   |          |       since December 1986 and Chief Executive Officer since
   |          |       April 1986.  He held the additional position of
   |          |       President from August 1985 to May 1990 and has been one
   |----------|       of its directors since 1985.  Previously, he had served
Robert D. Kennedy     as an Executive Vice President from 1982 to 1985.  Mr.
       1995           Kennedy is also a director of Union Camp Corporation.

   NOMINEE AND
  DIRECTOR SINCE      PRINCIPAL OCCUPATION OR EMPLOYMENT AND OTHER INFORMATION
  --------------      --------------------------------------------------------
   |----------|       CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE GLENMEDE
   |          |       CORPORATION AND PRESIDENT AND CHIEF EXECUTIVE OFFICER OF
   |          |       ITS SUBSIDIARY, THE GLENMEDE TRUST COMPANY.  Dr.
   |          |       Langfitt, age 67, became Chairman of The Glenmede
   |          |       Corporation in January 1994.  He has been Chief
   |----------|       Executive Officer since 1987 and held the additional
Thomas W. Langfitt    position of President from 1987 to 1994.  Dr. Langfitt
       1987           was also President of The Pew Charitable Trusts, a
                      division of Glenmede, until January 1994. He also serves as a director of New York Life Insurance Company and SmithKline Beecham Corporation, and is Chairman of the Committee of Automotive Safety of General Motors
                      Corporation.

   |----------|       CHIEF EXECUTIVE OFFICER, RADNOR CORPORATION AND
   |          |       PRESIDENT, HELIOS CAPITAL CORPORATION, BOTH COMPANY
   |          |       SUBSIDIARIES.  Mr. Pew, age 58, joined Sun in 1959 and
   |          |       was elected Chief Executive Officer of Radnor
   |          |       Corporation on March 1, 1995.  He has been President,
   |----------|       Helios Capital Corporation since 1977.  He served as
 R. Anderson Pew      Sun's Corporate Secretary from 1974 until 1977.  Mr. Pew
       1978           is also a director of The Glenmede Corporation and its
                      subsidiaries, The Glenmede Trust Company; Brown Advisory
                      & Trust Company; and Brown & Glenmede Holdings, Inc.

   |----------|       EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER OF
   |          |       THE GLENMEDE CORPORATION AND ITS SUBSIDIARY, THE
   |          |       GLENMEDE TRUST COMPANY.  Mr. Piscopo, age 50, was
   |          |       appointed to the position of Chief Operating Officer in
   |          |       1992.  He has been Executive Vice President since 1990.
   |----------|       Previously, he was Chief Financial Officer from 1987
 Albert E. Piscopo    until 1993 and a Senior Vice President from 1987 until
       1991           1990.  Mr. Piscopo is also a director of The Glenmede
                      Trust Company of New Jersey.

   |----------|       PROFESSOR, ALFRED P. SLOAN SCHOOL OF MANAGEMENT AT
   |          |       MASSACHUSETTS INSTITUTE OF TECHNOLOGY.  Dr. Pounds, age
   |          |       66, joined the faculty at the Massachusetts Institute of
   |          |       Technology in 1961 and served as Dean of the Sloan
   |          |       School from 1966 to 1980.  He retired as President and
   |----------|       CEO of Rockefeller Financial Services, Inc. in May 1991,
 William F. Pounds    a position he had held since 1982.  Dr. Pounds is also
       1973           a director of EG&G, Inc.; IDEXX Laboratories, Inc.;
                      M/A-Com, Inc.; Perceptive Biosystems, Inc.; and the
                      Putnam Mutual Funds.

   |----------|       PRESIDENT, TROWBRIDGE PARTNERS INC.  Mr. Trowbridge, age
   |          |       65, assumed his present position in 1990.  He served as
   |          |       President of the National Association of Manufacturers
   |          |       from 1980 through 1989.  Mr. Trowbridge also serves as a
   |          |       director of Harris Corporation; ICOS Corporation; New
   |----------|       England Mutual Life Insurance Company; PHH Corporation;
   Alexander B.       SunResorts International; The Gillette Company; The
    Trowbridge        Rouse Company; WMX Technologies, Inc.; and of several
       1990           mutual funds of Warburg, Pincus Counsellors, Inc.

LITIGATION INVOLVING DIRECTORS

Shareholder derivative lawsuits on behalf of Corning Incorporated and the Dow Chemical Company have been filed in the U.S. District Court for the Southern District of New York against the directors of Dow Corning Corporation, which had included James G. Kaiser. Plaintiffs in these cases allege, among other things, misrepresentation, omission of material facts, breach of fiduciary duties and waste of corporate assets relative to the manufacture, marketing and sale of silicone breast implants by Dow Corning Corporation. The defendants have denied the allegations of wrong-doing.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

The Board held ten meetings in 1994. While a director, each incumbent attended at least 75% of the aggregate of all meetings of the Board and the committees on which the director served.

The committees of the Board, number of meetings held in 1994, current composition and functions are:

Audit Committee (seven meetings)--Thomas P. Gerrity, Chairman; Robert D. Kennedy; Albert E. Piscopo; William F. Pounds; and Alexander B.
Trowbridge--examines the Company's accounting processes, financial controls and reporting systems; and assesses the performance and recommends the appointment of independent accountants.

Board Policy and Nominating Committee (seven meetings)--William F. Pounds, Chairman; Robert H. Campbell; Raymond E. Cartledge; Robert E. Cawthorn; and Thomas W. Langfitt--recommends nominees for election to the Board; reviews the role, composition and structure of the Board and its committees; evaluates the performance of the Chief Executive Officer;
and reviews planning for the succession to senior executive positions.

Compensation Committee (seven meetings)--Raymond E. Cartledge, Chairman; Robert E. Cawthorn; Mary J. Evans; James G. Kaiser; and Thomas W.
Langfitt--reviews the compensation and benefit policies and practices of the Company and issues the Compensation Committee Report to shareholders.

Executive Committee (one meeting)--Robert H. Campbell, Chairman; Raymond
E. Cartledge; Robert E. Cawthorn; Thomas W. Langfitt; and William F. Pounds--exercises the authority of the Board during the intervals between meetings of the Board.

Public Affairs Committee (three meetings)--Mary J. Evans, Chairman; Thomas P. Gerrity; James G. Kaiser; Robert D. Kennedy; R. Anderson Pew; Albert E. Piscopo; and Alexander B. Trowbridge--reviews the Company's compliance with laws governing health, environment and safety; equal employment opportunity; political activities; and oversees the administration of corporate contributions and the Company's relationship with its shareholders and all other constituencies.

DIRECTORS' COMPENSATION

Executive officers are not paid for their services as directors of the Company; they receive only their remuneration as Company officers. Outside directors (i.e., all directors except those who are executive officers of the Company) are compensated for their services on the Board and its committees as follows:

    o Board retainer consisting of $28,400 paid 70% in shares of Common Stock and 30% in cash.

    o An attendance fee of $1,250 for each Board and committee meeting.

    o Committee retainer of $2,000 paid in cash to the chairman of each committee.

    o A fee of $1,250 per day for special assignments in their role as directors, such as, attending industry and management meetings on behalf of the Company.

During 1994, the Company paid Mr. Trowbridge approximately $10,000 for federal government relations consulting to the Company's Washington, D.C. office. In addition, the Company paid Mr. Kaiser approximately $3,000 for consulting services rendered during 1994 in support of the Company's committee on diversity and human resources and the implementation of certain of its programs. Both consulting agreements provide for services over a period of one year, with renewal upon the mutual consent of the parties, and termination by either party upon thirty days' written notice.

Outside directors may defer all or a portion of their cash compensation. Upon retirement from the Board, they may be eligible for a retirement benefit, provided a minimum service requirement of five years is met. Directors participate in the following plans:

    o Retainer Stock Plan for Outside Directors

    o Directors' Deferred Compensation Plan

    o Non-Employee Directors' Retirement Plan

The Sun Company, Inc. Retainer Stock Plan for Outside Directors was approved by the shareholders at the 1990 annual meeting. This plan was changed in 1994 to provide for 70% of the annual retainer fee to be paid in Common Stock in order to provide the directors with a greater equity interest in the Company and to make their compensation more dependent on the performance of Common Stock. Following each annual meeting, each director who is not also an executive officer of the Company receives 70% of the annual retainer in shares of Common Stock based on the closing price of Common Stock on the fifth business day prior to that annual meeting. An outside director elected by the Board between annual meetings receives a pro rata portion of the number of shares of Common Stock awarded to each outside director following the preceding annual meeting. The number of shares granted annually to each participating director is limited to an amount the fair market value of which shall not exceed $40,000 based upon the closing price of Common Stock on the trading day prior to the applicable annual meeting or election to the Board, as the case may be. Following the 1994 annual meeting, each outside director received 595 shares of Common Stock.

Under the Directors' Deferred Compensation Plan, a director may elect to defer all or a portion (at least 10% and additional multiples of 5%) of his or her compensation by filing a written election with the Compensation Committee. Directors must convert deferred compensation to either "Cash Units," "Share Units," or a combination of both, as defined in the plan. Amounts converted to Cash Units will be credited quarterly with interest based on a factor determined by the Compensation Committee after comparison with the interest rate for U.S. Treasury Notes as of the beginning of the year. Amounts converted to Share Units will be treated as if they were invested in shares of Common Stock, and will be credited with quarterly dividend equivalents. Share Units will be paid in cash, based upon the fair market value of Common Stock at the time of payment.

Payments of compensation deferred under the Directors' Deferred Compensation Plan are restricted in terms of the earliest and latest dates that payments may begin. Payments may commence no earlier than the first day of January which falls at least six months after the end of the quarter in which compensation is earned. At the latest, payments may commence three years following a director's attainment of age 70, the current mandatory retirement age for Sun's directors.

Under the Non-Employee Directors' Retirement Plan, upon retirement, a director who is not a present or former employee of the Company or its subsidiaries and who has at least five years of service will receive cash payments under this plan. The amount of the cash payments will be a percentage (10% per year, up to 100% after 10 years of service) of the annual Board stock and cash retainer in effect at retirement. These payments will continue for the lesser of a participant's years of service or 15 years. In the event of a director's death prior to retirement, this retirement plan also provides for a benefit to the director's surviving spouse. The surviving spouse shall receive 50% of the benefit the director would have received had the director retired as of the date of death. In the event of a director's death after commencement of benefits under the plan, the surviving spouse shall receive 50% of the director's remaining retirement payments.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of December 31, 1994, the number of shares of Common Stock beneficially owned (as defined by the Securities and Exchange Commission ("SEC")) by each director, named executive officer and Mr. Writz and by all directors and executive officers as a group.
No director or executive officer beneficially owns more than 1% of the Common Stock. All directors and executive officers as a group beneficially own approximately 1.2% of the Common Stock.

                                                SHARES OF
                                               COMMON STOCK
                                               BENEFICIALLY
        NAME                                    OWNED (1)
        ------------------------------------   ------------
        Robert M. Aiken, Jr. (2) ...........       110,371
        Robert H. Campbell (2) .............       385,118
        Raymond E. Cartledge ...............         3,097
        Robert E. Cawthorn .................         4,585
        Mary J. Evans ......................         2,910
        Thomas P. Gerrity ..................         3,197
        James G. Kaiser ....................         1,351
        Robert D. Kennedy (3) ..............         1,150
        David E. Knoll (2)(4) ..............       141,496
        Thomas W. Langfitt .................         2,250
        R. Anderson Pew (2)(4)(5) ..........       147,421
        Albert E. Piscopo ..................         2,100
        William F. Pounds ..................         2,555
        Harwood S. Roe, Jr. (2) ............        97,608
        Sheldon L. Thompson (2) ............        64,669
        Alexander B. Trowbridge ............         2,150
        Robert H. Writz, Jr. (2) ...........       106,079
        All directors and executive officers
         as a group including those named
         above (2)(3)(4)(5) ................     1,238,161
- ----------
(1) As defined by the SEC, securities beneficially owned as of December 31, 1994 include: securities that the above persons have the right to acquire at any time within 60 days of this date, such as, through the exercise of any option or right; securities directly or indirectly held by the above persons or by certain members of their families for which the above persons have sole or shared voting or investment power; and shares of Common Stock held on behalf of the above persons in SunCAP and the Dividend Reinvestment Plan.

(2) The amounts shown include shares of Common Stock which the following persons have the right to acquire within 60 days after December 31, 1994 under Sun's Long-Term Incentive Plan and Executive Long-Term Stock Investment Plan: R. M. Aiken, Jr.--101,624 shares; R. H.
Campbell--350,324 shares; D. E. Knoll--132,400 shares; R. A. Pew--19,439 shares; H. S. Roe, Jr.--95,454 shares; S. L. Thompson--59,328 shares;
R. H. Writz, Jr.--102,324 shares; and all directors and executive officers as a group (including those named above)--993,470 shares.

(3) Consists of 1,000 shares acquired on January 4, 1995 in an open market purchase and 150 shares received under the Retainer Stock Plan for Outside Directors on February 2, 1995.

(4) The individuals and group named above have sole voting and investment power with respect to shares of Common Stock beneficially owned, except that voting and investment power is shared as follows:
D. E. Knoll--549 shares; R. A. Pew--62,980 shares; and all directors and executive officers as a group (including those named above)--66,570 shares.

(5) The shares of Common Stock above do not include 410,195 shares owned by family members of R. A. Pew of which he has disclaimed beneficial ownership.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

THE COMMITTEE'S RESPONSIBILITIES

The Compensation Committee of the Board ("Committee") makes determinations regarding the compensation of the Company's executive officers. The Committee is responsible for setting and administering the policies which govern both executive compensation and benefit programs. No employees of the Company serve on the Committee--it is composed entirely of independent non-employee directors (see page 5). Reports of the Committee's actions and decisions by the Committee are presented to the full

Board except for awards under the Company's Executive Long-Term Stock Investment Plan ("ELSIP") which are required by Rule 16b-3 of the Exchange Act to be made solely by the Committee.

The purpose of this Report is to summarize the philosophies, objectives, and other factors considered by the Committee in reaching its determinations regarding executive compensation, particularly as these matters affected the 1994 compensation of the Chief Executive Officer ("CEO"), Robert H. Campbell, and the other four most highly compensated executive officers during 1994: David E. Knoll, Robert M. Aiken, Jr., Harwood S. Roe, Jr. and Sheldon L. Thompson (collectively with the CEO, the "named executive officers").(1)

THE COMMITTEE'S PHILOSOPHIES AND OBJECTIVES

The cornerstone of the Committee's philosophy regarding executive compensation is to reward results. The performance of the Company and the individual executive are of key importance. Additionally, the Committee believes that the Company's overall compensation program must be competitive in order to attract, retain and motivate the qualified individuals necessary to lead the Company and address the significant challenges facing the Company.

The Company's executive compensation program consists of three basic components: (1) base salary; (2) annual incentive awards (i.e., bonuses); and (3) long-term incentive awards primarily in the form of common stock options. In determining the appropriate levels and type of executive compensation, the Committee reviews and considers various data discussed in greater detail below. Its philosophies are to compensate executives within the mid-level of the range of base salaries paid by comparable companies and to offer appropriate forms of incentive compensation to recognize superior performance by each individual.
These short- and long-term forms of incentive compensation are utilized to motivate and encourage executives' contributions to promote improved Company performance and the overall enhancement of shareholder value. These incentives include bonuses, the payment of which is contingent upon the attainment of performance goals and options, the realized value of which is tied to the value of Sun Company, Inc. common stock ("Common Stock"). In addition, they provide executives with the opportunity to increase their compensation in accordance with demonstrated performance.

It is the Committee's view that the Company's direct competition for executive talent is not limited to the six companies included in the peer group established for purposes of comparing shareholder returns. Thus, the "compensation peer group" is not the same as the peer group indexed in the Comparison of Five-Year Cumulative Total Return Graph ("Stock Performance Graph") included in this proxy statement on page 16. To assist in benchmarking the competitiveness of the Company's compensation programs, the Company participates in executive compensation surveys, compiled by third-party consultants, which embrace a total of 13 other oil industry companies, including three of the companies included in the Stock Performance Graph. The summary compilations of survey data from these sources reflect adjustments for each company's relative revenue, asset base, employee population, and capitalization, along with the scope of managerial responsibility and reporting relationships.

Pursuant to the Omnibus Budget Reconciliation Act of 1993, for years beginning after December 31, 1993, the Company may not take a tax deduction for compensation paid to the CEO and each of the four other most highly paid executives that is individually in excess of one million dollars. Certain types of compensation are not subject to this one- million-dollar cap, such as, compensation received upon the vesting of restricted stock units and upon the exercise of stock options. Payments of base salary, bonuses and severance arrangements are subject to this cap; however, the overall impact to the Company with respect to the total compensation paid to all executive officers is not material. Therefore, the Committee has determined that it is not necessary to seek shareholder approval to amend the Sun Company, Inc. Executive Incentive Plan ("Executive Incentive Plan") at this time.

The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers; however, the CEO's higher overall compensation reflects his greater degree of policy and decision-making authority and higher level of responsibility with respect to the strategic direction of the Company.

Consistent with its philosophy to pay for performance, in administering the Company's executive compensation programs, the Committee's objectives are as follows:

<> Link Base Salary to Performance

   1994 marks the close of a special transitional approach to base salary which was designed to provide a unique compensation arrangement for the named executive officers based upon their ability to successfully develop and implement the Company's strategic plan announced in October 1992 ("Strategic Plan"). Under this special transitional program any merit increases to base salary were paid in the form of restricted common stock units ("RSUs"), rather than cash over the three-year merit period beginning in 1991-92, and ending in 1993-94. For the three-year period of this special transitional program ("RSU Program"), the cash portion of base salaries for Messrs. Campbell, Aiken, Knoll and Writz remained frozen at the annualized level on the date in 1991 that the RSUs were awarded to them. Further, the Committee took the same action for a two-year period with respect to the base salaries of Messrs. Roe and Thompson upon their election as Senior Vice Presidents during 1992.

- ----------
(1) In addition, as required by law, information regarding the compensation paid to Robert H. Writz, Jr., the Company's former Senior Vice President, Other Businesses, is reported in the Summary Compensation Table and other tables which follow this report.

   The concept of the RSU Program was that the value of any merit increases would vary with the price of the Company's Common Stock during this important time period when the executives were working to meet the goals of developing and implementing the Strategic Plan. With the major elements of the Strategic Plan in place, the objective of the RSU Program has been met within the three-year time frame established by the Committee. Thus, 1994 marks the planned return to traditional (i.e., cash-based) merit increases.

   The 1994 merit increases served to recognize performance by the executives over the preceding twelve-month period. In addition, these merit increases furthered the goals of maintaining competitive salary levels and providing additional motivation for executive officers to contribute toward the achievement of the Company's objectives.

   In determining Mr. Campbell's merit increase, the Committee considered competitive data regarding the base salaries of chief executive officers within the compensation peer group. The merit increase awarded to Mr. Campbell in September 1994 was in recognition of the Committee's satisfaction with Mr. Campbell's leadership and overall performance over the preceding twelve-month period. Mr. Campbell's performance was assessed in light of his degree of attainment of specific objectives in the areas of strategic planning, Company performance, organizational and management development, and certain operational and environmental goals.

<> LINK INCENTIVE BONUSES TO COMPANY PERFORMANCE

   Annual incentive awards or "bonuses" are provided for under the Executive Incentive Plan. The purpose of this plan is to promote the achievement of the Company's short-term business objectives by offering bonus opportunities to those employees who have the ability to significantly impact the Company's performance and thereby enhance shareholder value. Each year the Committee considers the Company's prior year's performance and objectives, as well as its expectations for the Company in the upcoming year. Bearing in mind these considerations, the Committee sets certain Company performance criteria or goals which must be met before bonuses are awarded.

   Under the Executive Incentive Plan, bonuses are determined through a series of steps. First, a guideline bonus award ("Guideline Award") is established for each participant. The Guideline Award is a predetermined percentage of the salary midpoint; it is primarily dependent upon the participant's job level in the corporation which takes into consideration the ability to influence Company performance and an analysis of competitive data gathered from the survey compilations discussed on page 8. Second, the Guideline Award is divided into two parts: (1) a Company performance-based portion; and
   (2) an individual performance-based portion. The Committee determined that a significantly larger portion of the Guideline Award for the CEO and other named executive officers should be specifically based upon the Company's performance because these officers' positions reflect higher levels of responsibility, relative to other employees, to direct and manage the Company and thereby influence its performance. Accordingly, for the CEO and other named executive officers, 70 percent of the Guideline Award is contingent upon Company performance and 30 percent is contingent upon individual performance. The third step is to separately assess Company performance and individual performance and to adjust each component of the Guideline Award--the Company performance portion and the individual performance portion--based upon performance factors that are determined by the actual results attained. These two components are assessed and calculated separately and the amount of the bonus award is the sum of the two separate calculations.

   In assessing the Company's results, the Committee determines the extent to which certain performance targets have been met and then determines the appropriate factor, ranging from 0 percent to 200 percent, to apply to adjust this portion of the Guideline Award. In determining the 1994 Company performance targets, the Committee established specific quantitative goals for the Company performance-based portion of the Guideline Award. These goals were:
   (1) the achievement of a specified level of operating income; (2) the achievement of a specified level of return on capital employed ("ROCE"); and (3) ROCE, as compared (in rank order) to the six peer companies appearing in the five-year Stock Performance Graph (see page 16). Each of these goals was ascribed a weight to indicate relative importance and each had a predetermined minimum threshold requirement, target and maximum payout associated with its level of attainment.

   The portion of the bonus related to the executive officers' individual performance is determined both on an objective and subjective basis. Qualitative and quantitative factors associated with strategic planning, leadership, achievement of operational and environmental goals, organizational and management development, and constituency relations are included in an assessment to arrive at the factor for purposes of adjusting the individual performance portion of the bonus. Personal assessment ratings can range from a factor of 0 percent to 150 percent and the factor is used to adjust this portion of the Guideline Award.

   The minimum threshold level for the 1994 Company performance factors was achieved in only one category--ROCE, as compared (in rank order) to the six peer companies appearing in the five-year Stock Performance Graph (see page 16). As a result, only the Company-performance based portion of the Guideline Award which was associated with this one factor, was payable. Overall, the individual performance by the CEO met or exceeded most of the qualitative and quantitative performance factors. However, notwithstanding the degree of attainment of the qualitative and quantitative factors associated with individual performance, the Committee determined that, due to the Company's disappointing 1994 financial performance, the payout of the individual-performance based component of the bonus should be significantly reduced. Thus, Company performance was an important consideration in determining the amount of the 1994 bonuses paid to Mr. Campbell and the other executive officers.

<> LINK LONG-TERM INCENTIVE AWARDS TO COMPANY PERFORMANCE

   With respect to long-term incentive awards, the third component of executive compensation, the Committee views the award of options in Common Stock as an effective mechanism for aligning the interests of the Company's named executive officers and other key employees to shareholders' long-term interests.

   ELSIP helps to better align management's interests with those of shareholders in that, (1) the Common Stock price must increase for the option to have value, and (2) upon exercise, the portion of Common Stock acquired and representing the increase in the value of an option is paid in the form of Common Stock having certain transfer and sale restrictions while the holder is employed, for up to ten years after the date of grant. Further, management is encouraged to take an even larger equity position through the exercise of options using previously held Common Stock. Subject to certain conditions, as defined fully in the plan, option exercises using previously held Common Stock may result in the issuance of new options called "equity options" or "reload options," as they are more commonly referred to. An equity option is a new option granted for each share of Common Stock held for at least 12 months that is used as payment for the stock options exercised. Equity options are issued at the market price of Common Stock at the time of exercise and for the number of shares tendered. These features were viewed as an important part of the executive compensation package during the transitional period associated with the development and implementation of the Strategic Plan by the CEO and other named executive officers.

   The Committee grants awards under ELSIP to executive officers, and approves, based upon management's recommendations, awards to other key employees, who, in its judgment, are making a substantial contribution to the success of the Company and thereby enhancing shareholder value. Additionally, the Committee considers the amount of option awards previously granted to the named executive officers in determining the size of the current award. The number of options granted is based on individual performance and surveys of similar awards made to individuals in comparable positions at other companies which are viewed as competitors for purposes of executive talent.
   The sources used for this comparison are the survey compilations discussed on page 8 of this proxy statement, and not all of the companies listed in the Stock Performance Graph on page 16 participate in the surveys.

   In the Committee's view, the number of 1994 ELSIP options awarded to Mr. Campbell provided an appropriate incentive to continue his leadership of the Company toward improved Company performance and increased shareholder value. The size of his award was based principally upon the Committee's satisfaction with Mr. Campbell's organizational leadership and performance relative to the creation and implementation of the Strategic Plan and its perceived long-term benefits to the Company.

THE COMMITTEE'S 1994 VIEW

In evaluating the Company's 1994 performance, the Committee's view is that despite the disappointing financial results in 1994, the Strategic Plan is sound. Its implementation reflects the extensive efforts of the executive management team to achieve a significant restructuring of the Company's operations with the goal of improving Company results and enhancing shareholder value in the long-term.

The Committee further believes that the overall executive compensation program provides appropriate incentives to encourage individual performance aimed at improved Company results.

The close of the transitional RSU Program during 1994 marked the time for the Committee to reexamine the existing levels and forms of executive compensation. Recognizing the importance of attracting, retaining and motivating the proper leadership team, an independent third-party consultant was retained by the Company to study and prepare a report regarding each component of executive compensation. Its purpose was to address the Committee's pay for performance philosophy in terms of both the levels and forms of compensation. The results of the study indicated that the levels of base salary and bonus opportunities generally remain competitive; however, long-term incentive opportunities were not competitive. During 1995, the Committee expects to consider alternatives to address the long-term incentive issue.

Submitted by the members of the Compensation Committee of the Board of
Directors:

Raymond E. Cartledge, Chairman              James G. Kaiser
Robert E. Cawthorn                          Thomas W. Langfitt
Mary J. Evans

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board is composed entirely of independent non-employee directors. No executive officer of the Company participates in compensation decisions of the Committee. Additionally, no executive officer of the Company has an interlocking relationship or opportunity to influence the compensation of any member of the Committee through service as a director of any company where a member of the Committee is an executive officer or through service on a compensation committee of any company whose executive officers serve as Sun directors.

SUMMARY COMPENSATION

The following table shows annual, long-term and other compensation for services in all capacities to the Company for the CEO and the named executive officers. As required by SEC rules, information is shown for those years during the previous three fiscal years in which the individuals served as named executive officers of the Company. In addition, SEC rules require that certain information be provided concerning the compensation and severance benefits of Mr. Robert H. Writz, Jr., the Company's former Senior Vice President, Other Businesses.


                        SUMMARY COMPENSATION TABLE

                                                     LONG-TERM
                                                       COMPEN-
                                      ANNUAL           SATION
                                   COMPENSATION        AWARDS
                              ---------------------  ----------
        (A)              (B)    (C)        (D)          (E)          (F)
        ---              ---    ---        ---          ---          ---
                                                      NUMBER OF
                                                     UNDERLYING
                                                       GRANTED        ALL
                                BASE                 SECURITIES      OTHER
NAME AND                       SALARY                 OPTIONS/     COMPENSA-
PRINCIPAL POSITION      YEAR   (1)($)   BONUS(2)($)  AARS(3)(#)    TION(5)($)
- ------------------      ----  --------  -----------  ----------  -------------
Robert H. Campbell      1994   664,545    107,200       97,530       35,748
Chairman of the Board,  1993   652,018    474,600      176,050(4)    16,947
Chief Executive Officer 1992   606,294     --0--        67,250       29,648
and President
- ------------------------------------------------------------------------------
David E. Knoll          1994   319,826     34,200       21,990       15,952
Senior Vice President,  1993   316,016    148,200       43,630(4)    18,126
Corporate Development   1992   300,150     --0--        18,910       14,550
- ------------------------------------------------------------------------------
Robert M. Aiken, Jr.    1994   305,530     36,900       21,990       15,347
Senior Vice President   1993   299,641    137,200       44,030(4)    17,445
and Chief Financial     1992   273,356     --0--        17,500       12,582
Officer
- ------------------------------------------------------------------------------
Harwood S. Roe, Jr.     1994   270,081     16,200       19,120       14,626
Senior Vice President,  1993   265,411    137,200       40,070(4)    20,234
Operations              1992   235,952     --0--        16,270       11,989
- ------------------------------------------------------------------------------
Sheldon L. Thompson     1994   231,151     30,000       19,120       12,538
Senior Vice President   1993   223,360    137,200       40,390(4)    15,672
and Chief Adminis-      1992   184,093     --0--         7,280        9,362
trative Officer
- ------------------------------------------------------------------------------
Robert H. Writz, Jr.    1994   278,259     30,000       --0--     1,900,465(6)
Former Senior Vice      1993   276,025    137,200       40,390(4)    17,714
President, Other        1992   244,787     --0--        17,500       27,536
Businesses
- ------------------------------------------------------------------------------

(1) Consistent with the presentation in last year's proxy statement, the amounts set forth above under column (c), "Base Salary," include both cash and RSUs which were valued as of the grant date. However, the amounts disclosed above for 1992 under column (c), "Base Salary," differ from the amounts stated for the similar period in last year's proxy statement. The difference between these amounts is the result of a change in the manner in which the RSU component of Base Salary has been allocated. This change more appropriately recognizes that during 1994, the last award of RSUs granted under the three-year RSU Program vested and the Program ended. Since the end of this Program marks the return to the traditional method of payment of merit increases to Base Salary in the form of cash, the base salary amounts in the above table were revised to show the RSUs' values allocated pro rata over the year of vesting as opposed to including them in the total amount for the year in which the vesting period began, which was the valuation approach used last year.

The Cash Component of Base Salary Under the RSU Program

The cash component of base salary was "frozen" for the CEO on September 6, 1991 and for each other named executive officer, including Mr. Writz, on the date that he was awarded RSUs under the RSU Program. Mr. Campbell's annualized base salary on September 6, 1991 was $498,680.
For the other individuals, their "frozen" annualized base salary was: on December 4, 1991, $265,928, $240,188, $224,380, respectively for Messrs.
Knoll, Aiken and Writz; and on November 5, 1992, $237,380 and $199,472, respectively for Messrs. Roe and Thompson.

Included in this column are fees received by Messrs. Knoll, Aiken and Writz for serving on the board of directors of Suncor Inc., the Company's Canadian-based subsidiary. The U.S. dollar value of these fees was as follows: Mr. Knoll, 1994--$16,175, 1993--$14,035,
1992--$14,990; Mr. Aiken, 1994--$16,175, 1993--$20,238, 1992--$20,953;
and Mr. Writz, 1994--$14,418, 1993--$11,481.  Mr. Campbell was elected chairman of the board of directors of Suncor Inc. in 1994; however, he received no fees for this service as a member of Suncor's board.

The RSU Component of Base Salary Under the RSU Program

The total number of RSUs awarded to each named executive officer, including Mr. Writz (Mr. Campbell, 14,260; Mr. Knoll, 3,770; Mr. Aiken, 3,420; Mr. Roe, 3,450; Mr. Thompson, 3,030; and Mr. Writz, 3,860) for
the Restriction Period was determined by projecting the merit increases for each individual for each year of the Restriction Period and dividing this amount by the price of Common Stock on the date Mr. Campbell became CEO and for the other individuals, on the date they assumed their reporting relationships to Mr. Campbell ($32.625 for Mr. Campbell and $31.625 for Messrs. Knoll, Aiken and Writz; and $24.375 for Messrs.
Roe and Thompson). The amounts actually earned are based upon the price of the Common Stock on the date of vesting.

In recognition of a 1993 merit freeze, the named executive officers and Mr. Writz waived the merit increment of their RSU award made in 1993 which otherwise would have vested in 1994. The number of RSUs and associated dollar value as of December 31, 1993 (computed by multiplying the remaining RSUs outstanding by $29.375 per share, the closing price of Common Stock on this date) waived for the 1993 merit year was as follows: Mr. Campbell, 2,220 units valued at $65,213; Mr. Knoll, 980 units valued at $28,788; Mr. Aiken, 940 units valued at $27,613; Mr. Roe, 1,150 units valued at $33,781; Mr. Thompson, 1,070 units valued at $31,431; and Mr. Writz, 900 units valued at $26,438.

The number of RSUs applicable, the grant date value and the actual amount earned at the time the RSUs vested one year later were as follows: Mr. Campbell--2,640 RSUs awarded in 1991, valued at $86,130, earned $65,670, 4,700 RSUs awarded in 1992, valued at $153,338, earned $129,838 and 4,700 RSUs awarded in 1993, valued at $153,338, earned $128,075; Mr. Knoll--510 RSUs awarded in 1991, valued at $16,129, earned $12,686, 1,140 RSUs awarded in 1992, valued at $36,053, earned $36,480 and 1,140 RSUs awarded in 1993, valued at $36,053, earned $34,485; Mr. Aiken--1,240 RSUs awarded in 1992, valued at $39,215, earned $33,480 and 1,240 RSUs awarded in 1993, valued at $39,215, earned $33,325; Mr. Roe--1,150 RSUs awarded in 1992, valued at $28,031, earned $33,494 and 1,150 RSUs awarded in 1993, valued at $28,031, earned $33,206; Mr. Thompson--980 RSUs awarded in 1992, valued at $23,888 earned $28,543 and 980 RSUs awarded in 1993, valued at $23,888, earned $28,298; and Mr. Writz--420 RSUs awarded in 1991, valued at $13,283, earned $10,238, 1,270 RSUs awarded in 1992, valued at $40,164, earned $36,354 and 1,270 RSUs awarded in 1993, valued at $40,164, earned $35,719.

As of December 31, 1994 there were no outstanding RSUs; the final awards vested during 1994. For the periods that the RSUs were outstanding, the named executive officers and Mr. Writz received "dividend equivalent" payments equal to the dividends the Company would have paid to each if he had been the owner of record of shares of Common Stock equal in number to his outstanding RSUs.

(2) No bonuses were paid in 1993 to executive officers for services rendered during 1992.

(3) In 1991, the Company's shareholders approved the ELSIP to replace the Long-Term Incentive Plan ("LTIP"). Under LTIP, certain key executives were granted alternate appreciation rights ("AARs"). While no awards have been granted under LTIP since 1991, all previous awards (some of which may be exercised through December 31, 2000) remain in effect in accordance with the terms of the plan. Prior to January 1, 1992, options and AARs were granted in tandem, with the exercise of one canceling an equal number of the other. An AAR is a form of stock appreciation right granted in tandem with a stock option which permits a holder of the option to be paid on the appreciation on the option in lieu of exercising the option. A participant who has been granted an AAR attached to an option may exercise such right in lieu of exercising the option and receive, in cash or Common Stock, the difference between the exercise price of the option and the fair market value of a share of Common Stock on the date of exercise. In 1992, 1993 and 1994, options granted under ELSIP did not include tandem AARs.

(4) The number of options stated above for each of the named executive officers and Mr. Writz for the year 1993 reflects two sets of awards of options by the Committee--one set of awards in January 1993 and the other in November 1993. The Committee's practice prior to the November 1993 award was to determine awards at the end of the current year and to make those awards effective at the beginning of the subsequent year. Starting with the November 1993 awards and with each November thereafter, the Committee determines and makes annual awards in the same year.

(5) This column includes for each of the individuals listed in the Summary Compensation Table an aggregate amount consisting of the following components:

    (a) The Company's contributions allocated under defined contribution plans, SunCAP and Savings Restoration Plans I and II to the individual accounts of the named executive officers and Mr. Writz was as follows:
    Mr. Campbell, 1994--$34,422, 1993--$15,713, 1992--$28,218; Mr. Knoll,
    1994--$15,386, 1993--$7,560, 1992--$13,931; Mr. Aiken, 1994--$14,786,
    1993--$6,842, 1992--$12,009; Mr. Roe, 1994--$14,116, 1993--$6,772,
    1992--$11,445; Mr. Thompson, 1994--$12,079, 1993--$5,700, 1992--$8,904;
    and Mr. Writz, 1994--$13,503, 1993--$6,518, 1992--$11,731.  For 1993,
    the Company reduced the amount of its SunCAP contributions by one-half; however, effective January 1, 1994, the Company's matching contributions were restored to prior levels. Savings Restoration Plans I and II permit a SunCAP participant to continue receiving the Company-matching contribution after the participant reaches the limitations (i) under
    Section 415 of the Internal Revenue Code ("IRC") with respect to participant and Company-matching contributions to SunCAP and (ii) under
    Section 401(a) of the IRC with respect to compensation which may be earned by SunCAP participants.

    (b) The dollar value of term life insurance premiums paid by the Company for the benefit of the named executive officers and Mr. Writz was as follows: Mr. Campbell, 1994--$1,326, 1993--$1,234, 1992--$1,430; Mr.
    Knoll, 1994--$566, 1993--$534, 1992--$619; Mr. Aiken, 1994--$561,
    1993--$494, 1992--$572; Mr. Roe, 1994--$510, 1993--$469, 1992--$544; Mr.
    Thompson, 1994--$459, 1993--$395, 1992--$458; and Mr. Writz, 1994--$467,
    1993--$467, 1992--$542.

    (c) The following amounts were reimbursed during 1993 for the payment of taxes associated with certain payments made to the named executive officers and Mr. Writz to purchase their Company vehicles: Mr. Campbell, not applicable; Mr. Knoll, $10,031; Mr. Aiken, $10,109; Mr. Roe, $12,993; Mr. Thompson, $9,577; and Mr. Writz, $10,728. In addition, Mr. Writz received $15,263 in 1992 for reimbursement of taxes associated with services performed outside of the United States.

    (d) See footnote 6 below for a discussion of the compensation paid to Mr. Writz under the terms of his severance arrangement with the Company.

(6) In connection with his transition from the Company, Mr. Writz will receive payments for severance and consulting services totaling $608,495, and an additional lump sum retirement benefit in the amount of approximately $1,278,000 calculated by reference to the Sun Company, Inc. Executive Retirement Plan, which amount equates to the net present value of a lifetime annuity of $8,900 per month.

OPTION GRANTS

The following table presents more information concerning the option awards shown on the Summary Compensation Table for fiscal year 1994. These options to purchase Common Stock were granted to the named executive officers pursuant to the ELSIP.

                                              OPTION GRANTS IN 1994

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL
                                                                                   RATES OF STOCK PRICE
                                  INDIVIDUAL GRANTS                             APPRECIATION FOR OPTION TERM
- -------------------------------------------------------------------------   -------------------------------------
        (A)                (B)           (C)           (D)         (E)           (F)         (G)          (H)
        ---                ---           ---           ---         ---           ---         ---          ---
                                      PERCENT OF
                       SECURITIES    TOTAL OPTIONS
                       UNDERLYING     GRANTED TO   EXERCISE OR                0%(2) ($)    5%(3) ($)   10%(3) ($)
                      OPTIONS/AARS   EMPLOYEES IN  BASE PRICE  EXPIRATION   STOCK VALUE  STOCK VALUE  STOCK VALUE
NAME                  GRANTED(1)(#)   FISCAL YEAR   ($/SHARE)     DATE         $30.19       $49.18       $78.30
- --------------------  ------------   ------------- ----------- ----------   -----------  -----------  -----------
Robert H. Campbell   11/94  97,530       15.6         30.19     10/31/04       --0--      1,852,095    4,692,168
- -----------------------------------------------------------------------------------------------------------------
David E. Knoll       11/94  21,990        3.5         30.19     10/31/04       --0--        417,590    1,057,939
- -----------------------------------------------------------------------------------------------------------------
Robert M. Aiken, Jr. 11/94  21,990        3.5         30.19     10/31/04       --0--        417,590    1,057,939
- -----------------------------------------------------------------------------------------------------------------
Harwood S. Roe, Jr.  11/94  19,120        3.1         30.19     10/31/04       --0--        363,089      919,863
- -----------------------------------------------------------------------------------------------------------------
Sheldon L. Thompson  11/94  19,120        3.1         30.19     10/31/04       --0--        363,089      919,863
- -----------------------------------------------------------------------------------------------------------------
Robert H. Writz, Jr. 11/94    --          --            --         --           --             --           --
- -----------------------------------------------------------------------------------------------------------------

The value that would be realized by all shareholders as a group (based on 106,937,716 shares of Common Stock outstanding as of December 31,
1994) at stock appreciation levels of 0%, 5% and 10% are: at $30.19 per share--$0, $2,030,747,227 and $5,144,773,517, respectively.

- ----------
(1) These options were granted along with an equal number of limited rights and an authorization for equity options pursuant to the ELSIP. Limited rights become exercisable only in the event of a change in control, as defined in the plan. The exercise of an option using Common Stock which has been held for at least 12 months will result in the issuance of new options called "equity options." Equity options are issued at the market price of Common Stock at the time of exercise and for the number of shares tendered.

    These options are fully exercisable six months after the date of grant. Upon exercise, the portion of Common Stock acquired and representing the increase in value (market price minus exercise price, withholding taxes and applicable brokerage commission or interest charges) will be paid in Common Stock having transfer and sale restrictions, while the executives are employed, for up to ten years after the date of grant.

(2) Executives will not benefit unless the stock price increases above $30.19 per share. Any gain to the executives resulting from stock price appreciation will benefit all shareholders commensurately. A zero percent stock price appreciation (i.e., if the stock remains at or below $30.19, the exercise price) will result in zero dollars of gain for the executives.

(3) These amounts are the result of calculations of assumed annual rates of return set by the SEC over the option term: 5% (i.e., assuming a stock price of $49.18 per share at the end of the option term) and 10% (i.e., assuming a stock price of $78.30 per share at the end of the option term). These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

OPTION/AAR EXERCISES AND YEAR-END VALUES

The following table shows information concerning: (i) exercises of options and AARs during 1994 by the named executive officers and Mr. Writz; and (ii) the amount and values of unexercised options and AARs as of December 31, 1994.

                 AGGREGATED OPTION/AAR EXERCISES IN 1994
                      AND YEAR-END OPTION/AAR VALUES

 (A)          (B)        (C)      (D)            (E)                 (F)
 ---          ---        ---      ---            ---                 ---
                                                                    VALUE
                                              NUMBER OF        OF UNEXERCISED
                                              SECURITIES        IN-THE-MONEY
                                         UNDERLYING OPTIONS/    OPTIONS/AARS
                                          AARS GRANTED (#)   AT YEAR-END(3)($)
                                         ------------------  ------------------
            NUMBER
              OF
            SHARES
           ACQUIRED              VALUE
              ON         NET      REAL-              UN-                 UN-
             EXER-     SHARES    IZED(2) EXERCIS-  EXERCIS-  EXERCIS-  EXERCIS-
NAME        CISE(1)  RECEIVED(1)   ($)     ABLE      ABLE      ABLE      ABLE
- ----------  -------  ----------- ------- --------  --------  --------  --------
Robert H.
 Campbell      --        --        --     346,674   101,180    79,158     3,194
David E.
 Knoll         --        --        --     129,800    24,590    25,815     2,275
Robert M.
 Aiken, Jr.    --        --        --      99,219    24,395    24,456     2,104
Harwood S.
 Roe, Jr.      --        --        --      93,719    20,855    19,046     1,518
Sheldon L.
 Thompson      --        --        --      58,520    19,928    18,991       707
Robert H.
 Writz, Jr.    --        --        --     100,749     1,575    21,901     1,378

- ----------
(1) No stock options or AARs were exercised during 1994.

(2) The dollar value realized is calculated by multiplying column (b) by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. However, in 1994 no stock options or AARs were exercised, so the value realized in each case is zero.

(3) The dollar values have been calculated by multiplying the number of in-the-money options/AARs at December 31, 1994 by the difference between the exercise price and the fair market value of Common Stock at year-end. An option/AAR is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option/AAR.

PENSION PLAN TABLE

The following table shows estimated annual retirement benefits payable to executive officers and key employees based upon the final average pay formulas of the Sun Company, Inc. Retirement Plan, Pension Restoration Plan and Supplemental Executive Retirement Plan ("SERP"). The estimates assume that benefits are received in the form of a single life annuity.


                               ESTIMATED ANNUAL BENEFITS UPON
                                RETIREMENT AT AGE 62 OR LATER
                              AFTER COMPLETION OF THE FOLLOWING
                                       YEARS OF SERVICE
                  ------------------------------------------------------------
    FINAL
AVERAGE TOTAL
 CASH COMPEN-
  SATION(1)       20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
- --------------    --------     --------     --------     --------     --------
$  200,000        $ 80,000     $ 90,000     $100,000     $108,000     $115,000
   400,000         160,000      180,000      200,000      215,000      230,000
   600,000         240,000      270,000      300,000      323,000      345,000
   800,000         320,000      360,000      400,000      430,000      460,000
 1,000,000         400,000      450,000      500,000      538,000      575,000
 1,200,000         480,000      540,000      600,000      645,000      690,000
 1,400,000         560,000      630,000      700,000      750,000      805,000


The retirement benefits shown above for the Retirement Plan, Pension Restoration Plan and SERP are amounts calculated prior to the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of Retirement Plan participation up to 30 years or a maximum offset of 50% of primary Social Security benefits.

Credited years of service under the plans for the named executive officers and Mr. Writz are as follows: Mr. Campbell, 34; Mr. Knoll, 27; Mr. Aiken, 25; Mr. Roe, 28; Mr. Thompson, 33; and Mr. Writz, 25.

- ----------
(1) Final Average Total Cash Compensation is the average of the base salary and bonus in the highest 36 consecutive months during the last 120 months of service. The salaries and bonuses (subsidiary directors' fees are excluded from this computation) reported on page 11 reflect for the year 1994, total cash compensation covered by the pension plans except that SERP substitutes the unadjusted Guideline Award for the actual cash bonus received.

SPECIAL EMPLOYEE SEVERANCE PLAN AND ARRANGEMENT

ALL eligible exempt, non-exempt and hourly employees of the Company and its participating subsidiaries may be entitled to receive benefits under the Special Employee Severance Benefits Plan ("Severance Benefits Plan"). Participation is NOT limited to only the executive officers. The Severance Benefits Plan will provide single lump sum cash payments for eligible employees in the event of their "termination of employment" within two years of a "change in control" of the Company (as such terms are defined in the plan). The amount of the lump sum payment will be based on the employee's years of service, annualized base earnings at the time of a change in control and the average of the employee's three highest bonus payments over the preceding four years, if any. The formula for calculating the lump sum payment is the same for the executive officers as it is for all other eligible employees. Based upon the terms of the Severance Benefits Plan, payments received under the plan do not constitute "parachute payments" (as defined in the IRC). The terms of the plan expressly limit total payments to a participant under the plan to a maximum amount (when combined with certain other payments made by the Company contingent upon a change in control), which is up to three times the participant's average cash compensation for the preceding five years. The severance benefit will be payable no later than ten days after termination of employment. As of December 31, 1994, payments under the Severance Benefits Plan to the named executive officers and Mr. Writz would have been as follows: Mr. Campbell, $1,785,105; Mr. Knoll, $748,895; Mr. Aiken, $676,533; Mr. Roe, $661,900; Mr. Thompson,
$656,011; and Mr. Writz, $563,066. Mr. Writz ceased to be an executive officer of the Company during 1994, and pursuant to the terms of his severance arrangement, he remained employed with the Company through February 28, 1995. (Additional information regarding the compensation paid to Mr. Writz in connection with this severance arrangement appears on page 13 of this proxy statement.)

STOCK PERFORMANCE GRAPHS

Assuming an initial investment of $100, as of the periods indicated, and the reinvestment of all dividends, the following graphs compare Sun's cumulative total return (i.e., based on stock price and dividends), plotted on a quarterly basis, with a performance indicator of the overall stock market (the S&P 500 Stock Index) and a group of peer companies. As required by the SEC, the first graph compares Sun's cumulative total return for the previous five fiscal years.

The second graph has been voluntarily added by the Company. It is a cutaway view of the Company's total return since the announcement of its Strategic Plan in the Third Quarter, 1992. Consistent with the first graph, it charts, on a quarterly basis, total return for the Company, the same group of peers and the S&P 500 Stock Index. The manner in which total return has been calculated is consistent with the first graph, and it similarly assumes an initial $100 investment.

Since the October 1992 announcement of the Strategic Plan, the Company has viewed itself as a "new" organization--restructured consistent with the Strategic Plan, and led by a CEO and senior management team charged with responsibility for directing the Company and implementing the plan. As discussed by the Compensation Committee in its Report, management's success in implementing the Strategic Plan was one important factor considered by the Committee in both evaluating the performance of the Company and the named executive officers, and determining the overall levels and types of compensation under the Company's various programs. Additionally, on a periodic basis, all members of the Company's Board receive information, similar to that set forth on the second graph, about the Company's total return to shareholders since October 1992. Therefore, the Company believes that the second graph may be of special interest to shareholders because it measures total return using a base line date that corresponds to the announcement of the Strategic Plan.


                    FIVE-YEAR CUMULATIVE TOTAL RETURN

                         ID: GRAPHIC (LINE CHART)

                         CUMULATIVE TOTAL RETURN
                      MEASURED FROM 3RD QUARTER 1992

                         ID: GRAPHIC (LINE CHART)


RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

In the fiscal year 1994, Coopers & Lybrand L.L.P. ("Coopers & Lybrand") served as independent accountants for the Company. The Audit Committee has recommended and the Board has approved the appointment of Coopers & Lybrand as independent accountants for the fiscal year 1995, subject to the approval of the shareholders.

Audit services provided by Coopers & Lybrand during 1994 included audits of the Company's consolidated financial statements, audits of the separate financial statements of certain Company affiliates, audits of employee benefit plan financial statements and a review of the Company's Annual Report and other filings with the SEC and other governmental agencies. The aggregate fees for audit services amounted to $2.0 million. In addition, Coopers & Lybrand provided tax, actuarial and various other nonaudit services to the Company during 1994. The aggregate fees for these services amounted to $1.2 million.

It is expected that representatives of Coopers & Lybrand will be present at the 1995 Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to respond to appropriate questions.

PROPOSED AMENDMENTS TO THE ARTICLES OF
INCORPORATION AND BYLAWS

DESCRIPTION OF THE PROPOSED AMENDMENT

The Company's Board of Directors ("Board") has approved and recommends to the Company's shareholders for adoption: (1) an amendment to the Company's articles of incorporation ("Articles") to revise Article TENTH to permit a shareholder holding at least ten percent (10%) of the Company's voting stock to call a special meeting of shareholders and to propose amendments to the Articles ("Proposed Articles Amendment") and
(2) a conforming amendment to the Company's bylaws (the "Bylaws") that would permit special meetings of shareholders to be called by any shareholder entitled to call such a meeting under the provisions of Article TENTH of the Articles, as amended by the Proposed Articles Amendment ("Proposed Bylaws Amendment"). The Proposed Articles Amendment and the Proposed Bylaws Amendment will be collectively referred to herein as the "Proposed Amendment" and follow this discussion as Exhibits A and B (see pages 18-19).

The Proposed Amendment would provide a record holder of at least ten percent (10%) of the Company's voting stock with the right to call a special meeting of shareholders and the right to propose amendments to the Articles. This Proposed Amendment would not permit multiple shareholders to aggregate their shares in order to request a special meeting or propose amendments to the Articles. The Proposed Amendment defines the term "Voting Stock" to be outstanding shares of the Company's Common Stock and the outstanding shares of any class or series of stock having preference over the Company's Common Stock as to dividends or as to liquidation entitled to vote on each matter on which the holders of the Company's Common Stock shall be entitled to vote.
The percentage of shares of Voting Stock held by any person shall be determined on the basis of the percentage of votes entitled to be cast by such shares. This description is qualified in its entirety by reference to the text of the Proposed Articles Amendment and to the text of the Proposed Bylaws Amendment included in this proxy statement on pages 18-19.

The Company is a "registered corporation" as defined under the Pennsylvania Business Corporation Law (the "PABCL"). The general rule under the PABCL is that shareholders of registered corporations do not have the right by statute to call a special meeting of shareholders, except in certain narrowly prescribed circumstances, and do not have the right to propose amendments to the articles of incorporation. However, the PABCL permits a registered corporation to provide such rights to its shareholders in its articles of incorporation. Under Article TENTH of the Articles in its present form, the only shareholder entitled to call a special meeting of the Company's shareholders and to propose amendments to the Articles is one who is a "qualified shareholder" as defined in Section 107(f) of the Pennsylvania General Association Act of 1988. One shareholder of the Company, The Glenmede Trust Company ("Glenmede"), was a qualified shareholder at the time Article TENTH was added to the Articles because it then held at least twenty percent (20%) of the Company's voting stock. However, on November 30, 1994, the Company completed a registered secondary offering of eight million shares of voting stock beneficially owned by Glenmede. After the completion of the secondary offering, Glenmede beneficially owned as of December 31, 1994, 16,354,274 shares or 15.3% of the Company's voting stock and, accordingly, was no longer a qualified shareholder. As a result, no shareholder of the Company is currently entitled to call a special meeting of shareholders or to propose amendments to the Articles. The Proposed Amendment would provide those rights to any record holder of ten percent (10%) or more of the Company's voting stock.

The Proposed Amendment would provide only the right to call a special meeting of the shareholders and the right to propose amendments to the Articles. Any proposal which is placed on the agenda at the special meeting must still be a proper matter for shareholder action and must still be approved by the requisite number of eligible votes to become effective. Any proposed amendment to the Articles must still be a proper matter for inclusion in the Articles and must be approved by the requisite shareholder vote to become effective. The Proposed Amendment would not change or dilute the voting rights of any shareholder of the Company.

REASONS FOR THE PROPOSED AMENDMENT

The Board recognizes that a record holder of ten percent (10%) or more of the Company's Voting Stock holds a significant investment in the Company and believes that the ability of such a shareholder to call a special meeting can be an important feature of corporate governance. The Proposed Amendment, through the mechanism of a special meeting, would provide a shareholder holding a significant percentage of the Company's Voting Stock with the opportunity to express concerns regarding the Company and permit other shareholders to vote on the issues raised at such a special meeting. It would also permit a shareholder with a substantial investment in the Company to propose changes in the Articles.

If the Proposed Amendment is adopted, the only current shareholder that could invoke the right to call a special meeting or to propose an amendment to the Company's Articles is Glenmede, because it currently owns more than ten percent (10%) of the Company's Voting Stock. However, the effect of the Proposed Amendment will not be restricted solely to Glenmede. If adopted, the Proposed Amendment would provide rights to any future record holder of ten percent (10%) or more of the Company's Voting Stock. The Board believes that adoption of the Proposed Amendment is in the best interests of the Company and all of its shareholders.

VOTE REQUIRED FOR THE PROPOSED AMENDMENT

The affirmative vote of a majority of votes cast on the Proposed
Amendment at the 1995 Annual Meeting (excluding abstentions and non-votes) is necessary for the adoption of the Proposed Amendment.

Glenmede and the members of the Board have advised the Company that they intend to vote shares beneficially owned by them in favor of the Proposed Amendment. As of December 31, 1994, Glenmede owned beneficially 16,354,274 shares of Common Stock or 15.3% of the Voting Stock of the Company, including stock held as trustee or in various fiduciary or co-fiduciary capacities (see page 2), and the Board owns in the aggregate less than one percent of the Voting Stock (see page 7).

POSITION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

EXHIBIT A

PROPOSED AMENDMENT TO ARTICLE TENTH OF THE ARTICLES OF INCORPORATION

The proposed amendment to the Articles shall be adopted by deleting the existing Article TENTH and substituting in lieu thereof the following new Article TENTH. For purposes of the following amendment, Sun
Company, Inc. is referred to therein as the "Corporation."

    TENTH: Any record holder of at least ten percent (10%) of the outstanding shares of the Corporation's Voting Stock shall have rights:

         (a) to call a special meeting of the shareholders; and

         (b) to propose an amendment to the articles by a petition setting forth the proposed amendment, which petition shall be directed to, and filed with, the Board of Directors;

    subject, however, to all limitations and restrictions which are, or may hereafter be, imposed on, or with respect to, the Corporation's Voting Stock and/or record holders of the Corporation's Voting Stock by Pennsylvania statutory law (other than the provisions of Section 2521(a) of the Pennsylvania Business Corporation Law of 1988), these articles, or the Corporation's Bylaws. For purposes of this Article TENTH, the term "Voting Stock" shall mean all of the outstanding shares of Common Stock, and the outstanding shares of any class or series of stock having preference over the Common Stock as to dividends or as to liquidation entitled to vote on each matter on which the holders of Common Stock shall be entitled to vote, and reference to a percentage of shares of Voting Stock shall refer to the percentage of votes entitled to be cast by such shares.

EXHIBIT B

PROPOSED AMENDMENT TO ARTICLE V OF THE BYLAWS

Section 2 of Article V of the Bylaws shall be amended to read in its entirety as follows. For purposes of the following amendment, Sun Company, Inc. is referred to therein as the "Corporation."

ARTICLE V: MEETINGS OF SHAREHOLDERS

    SPECIAL MEETINGS

    Section 2. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors or by order of the Board of Directors. Special meetings of the shareholders may also be called by any shareholder entitled to call such a meeting pursuant to, and in compliance with, the provisions of Article TENTH of the Articles of Incorporation of the Corporation.

SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR THE 1996 ANNUAL MEETING

The Board Policy and Nominating Committee will consider shareholder nominations for election to the Board at the 1996 Annual Meeting if such nominations are submitted in compliance with the requirements of the Company's bylaws relating to shareholder nominations. Pursuant to the bylaws, such nominations must include the following information: name, residence and business address of the nominating shareholder; a representation that the shareholder is a record holder or beneficial owner of the Company's voting shares and a statement of the number of such shares; information regarding each nominee such as would be required to be included in a proxy statement; a description of all arrangements or understandings between and among the shareholder and each and every nominee; and the written consent of each nominee to serve as a director, if elected. These nominations must be received at the Company's principal office no later than December 31, 1995.

Any proposal to be presented at the Company's 1996 Annual Meeting must be received at the Company's principal office no later than November 16, 1995, in order to be considered for inclusion in the 1996 proxy materials.

Nominations and proposals must be submitted in writing and addressed to the attention of Sun's Corporate Secretary at Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

SOLICITATION OF PROXY/VOTING INSTRUCTION CARDS

The Company has provided proxy materials to brokers, banks, custodians, nominees and fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of stock registered in the names of such brokers, banks, custodians, nominees and fiduciaries. In addition, solicitation of proxy cards may be made by directors, officers and employees of the Company by personal interview, mail, telephone, facsimile transmission or telegraph. Morrow & Co. has been retained to assist in the distribution of Sun's proxy materials and the solicitation of proxy cards from shareholders, brokers, banks, custodians, nominees and fiduciaries. The fee to be paid Morrow & Co., including reasonable out-of-pocket expenses, is not expected to exceed $23,000. The cost of soliciting proxy cards and related services will be borne by the Company.

OTHER BUSINESS

The Board does not know of any business to come before the 1995 Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if any other business shall properly come before the 1995 Annual Meeting, it is the intention of the proxies and attorneys-in-fact to vote upon such business in accordance with their judgment.

The Annual Report of the Company for the year 1994 was recently mailed to shareholders. For the benefit of those unable to attend the 1995 Annual Meeting, the FIRST QUARTER REPORT of 1995 will contain highlights of the Annual Meeting.

PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY/VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL, THUS ASSURING YOUR REPRESENTATION AT THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK YOUR CARD IN THE SPACE PROVIDED. AN ADMISSION CARD WILL BE MAILED TO YOU IN ADVANCE OF THE ANNUAL MEETING.

By Order of the Board of Directors,



/s/ DONALD J. AINSWORTH

Donald J. Ainsworth
Corporate Secretary
Philadelphia, PA
March 15, 1995

                                            [LOGO]  SUN COMPANY, INC.
                                                    1995 ANNUAL MEETING

                                            THE ACADEMY OF NATURAL SCIENCES
                                            1900 Benjamin Franklin Parkway
                                            Philadelphia, PA


                   [ID: MAP OF CENTRAL PHILADELPHIA]

                                SUNOCO [LOGO]


                          YOU ARE CORDIALLY INVITED
                                 TO THE 1995
                               ANNUAL MEETING



                            THURSDAY, MAY 4, 1995

                              IN THE AUDITORIUM
                     OF THE ACADEMY OF NATURAL SCIENCES
                       1900 BENJAMIN FRANKLIN PARKWAY
                              PHILADELPHIA, PA


                     9:30 A.M. -- ANNUAL MEETING STARTS


                NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

 [LOGO]
RECYCLED
 PAPER

                                            [LOGO]  SUN COMPANY, INC.
                                                    1995 ANNUAL MEETING

                                            THE ACADEMY OF NATURAL SCIENCES
                                            1900 Benjamin Franklin Parkway
                                            Philadelphia, PA


                      [ID: MAP OF CENTRAL PHILADELPHIA]

                           YOUR VOTE IS IMPORTANT.
           Please SIGN AND DATE your proxy/voting instruction card
        below. Detach the card and RETURN it in the envelope provided whether your holdings are large or small, thus assuring your representation at the ANNUAL MEETING.



Fold and Detach Here                                      Fold and Detach Here

(Corporate Logo)                               COMMON STOCK
Sun Company, Inc.                              PROXY/VOTING INSTRUCTION CARD
Ten Penn Center
1801 Market Street
Philadelphia, PA 19103-1699

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN COMPANY, INC. for the May 4, 1995 Annual Meeting of Shareholders or any adjournments thereof.

The undersigned hereby appoints R. H. CAMPBELL, J. L. FOLTZ and
S. L. THOMPSON and each of them, with full power of substitution, as proxies and attorneys-in-fact to vote as hereinafter indicated all shares of Sun Company, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Meeting.
This proxy/voting instruction card ("proxy card") also provides voting instructions for shares held for the account of the undersigned, if any, in the Sun Company, Inc. Capital Accumulation Plan
("SunCAP"). For additional explanatory information regarding this proxy card, please see page 1 of the accompanying proxy statement.




SIGNATURE ____________ SIGNATURE _____________ DATED _______________, 1995

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian etc., give full title as such. If stock is jointly owned, each joint owner should sign.

                   CONTINUED ON REVERSE SIDE


THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED BY THE PROXIES AND ATTORNEYS-IN-FACT IN THE MANNER DESIGNATED BELOW. IF THIS
PROXY IS RETURNED SIGNED, WITH NO OR AN UNCLEAR VOTING
DESIGNATION, THE PROXIES AND ATTORNEYS-IN-FACT WILL VOTE FOR
ITEMS (1), (2) AND (3), AND THE TRUSTEE FOR SUNCAP WILL VOTE AS
DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS (1), (2) AND (3).
                                         ---------------------------

(1) ELECTION OF DIRECTORS.

    FOR ALL NOMINEES LISTED               / /     AGAINST ALL      / /     (1)
    (EXCEPT AS INDICATED BELOW)                   NOMINEES LISTED

    R. H. CAMPBELL     M. J. EVANS     R. D. KENNEDY     A. E. PISCOPO
    R. E. CARTLEDGE    T. P. GERRITY   T. W. LANGFITT    W. F. POUNDS
    R. E. CAWTHORN     J. G. KAISER    R. A. PEW         A. B. TROWBRIDGE


INSTRUCTIONS: TO VOTE AGAINST ANY NOMINEE, LIST NOMINEE'S NAME.

- -----------------------------------------------------------------------------
INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE (TO ABSTAIN),
              LIST NOMINEE'S NAME.

- -----------------------------------------------------------------------------
(2) Appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year 1995.

                    FOR          AGAINST          ABSTAIN
                    / /            / /              / /                    (2)


(3) Amendment to the Company's Articles of Incorporation and Bylaws.

                    FOR          AGAINST          ABSTAIN
                    / /            / /              / /                    (3)


/ / Please check ONLY if you plan to attend the Meeting. Admission tickets will be required.

  PLEASE SIGN AND DATE YOUR PROXY CARD ON THE REVERSE SIDE AND
          RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                               APPENDIX OF
                        GRAPHIC AND IMAGE MATERIAL
                 OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                  PURSUANT TO RULE 304 OF REGULATION S-T


Photographs of Nominees for Director and Incumbent Directors appear on pages 2 - 4 of the Definitive Proxy Statement.

Stock Performance Graph comparing Five-Year Cumulative Total Return of Sun Company, Inc. Common Stock against S&P 500 Stock Index and a group of peer companies (Amerada Hess, Ashland, Kerr McGee, Marathon/USX, Phillips, Unocal) appears on page 16 of the Definitive Proxy Statement.

Stock Performance Graph comparing Cumulative Total Return Measured from 3rd Quarter of 1992 of Sun Company, Inc. Common Stock against S&P 500 Stock Index and a group of peer companies (Amerada Hess, Ashland, Kerr McGee, Marathon/USX, Phillips, Unocal) appears on page 17 of the Definitive Proxy Statement.

Map of major streets in the general area of The Academy of Natural Sciences, Philadelphia, Pennsylvania, appears on page 21 of the Definitive Proxy Statement.